EXHIBIT 4.5

PERRIGO COMPANY PROFIT-SHARING AND INVESTMENT PLAN

Amended and restated effective January 1, 2013

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PERRIGO COMPANY PROFIT-SHARING AND INVESTMENT PLAN

Amended and restated effective January 1, 2013

ARTICLE I. INTRODUCTION

The L. Perrigo Company Investment Plan, originally effective July 1, 1988, was amended and restated effective July 1, 1989 and January 1, 1997. Effective June 1, 2001, the L. Perrigo Company Profit-Sharing Plan and Trust was merged into the L. Perrigo Company Investment Plan and Trust, and the merged Plan was renamed the L. Perrigo Company Profit-Sharing and Investment Plan as of that date. The Plan was further amended and restated effective January 1, 2002 to demonstrate its good faith compliance with the Economic Growth and Tax Relief Reconciliation Act of 2001 and to incorporate certain other technical amendments. The Plan was again amended and restated, generally effective September 1, 2005, to change the eligibility and distribution provisions and to incorporate certain other legal and technical changes. The Plan was further amended and restated, generally effective November 1, 2005, to change the name of the Plan to the “Perrigo Company Profit-Sharing and Investment Plan”, to reflect the transfer of sponsorship of the Plan from L. Perrigo Company to Perrigo Company, and to make certain other changes relating to the administration of the Plan. The Plan was again amended and restated, generally effective January 1, 2007, to conform the Plan to the safe harbor provisions of Code Sections 401(k) and 401(m) and to incorporate certain other legal and technical changes. The following provisions constitute an amendment and restatement of the Plan, generally effective January 1, 2013, to reflect the merger of the Paddock Laboratories, Inc. 401(k) Profit Sharing Trust into the Plan, to incorporate amendments made to the Plan since the last restatement of the Plan, and to incorporate certain other legal and technical changes.

ARTICLE II. DEFINITIONS

Each capitalized term in the Plan is defined in this Article or in the Article in which it first appears. All such defined terms shall have the meanings described in this Article or the Article in which they first appear unless the context clearly indicates another meaning. All references in the Plan to specific Articles or Sections shall refer to Articles or Sections of the Plan unless otherwise indicated.

2.1 Account.

“Account” means any of the accounts maintained for a particular Participant under the terms of the Plan.

2.2 Anniversary Date.

“Anniversary Date” means the last day of the Plan Year.

2.3 Beneficiary.

“Beneficiary” means a person determined under the terms of the Plan to receive any benefits payable under the Plan after a Participant’s death.

2.4 Catch-Up Contribution.

“Catch-Up Contribution” means an elective pre-tax deferral made by a Catch-Up Eligible Participant in accordance with Code Section 414(v).

2.5 Catch-Up Eligible Participant.

“Catch-Up Eligible Participant” means, with respect to any Plan Year, a Participant who has attained the age of 50 before the close of such Taxable Year.

2.6 Code.

“Code” means the Internal Revenue Code of 1986, as amended.

2.7 Committee.

“Committee” means the committee described in Article XVI.

2.8 Compensation.

Subject to the other provisions of this Section, “Compensation” means the Participant’s wages, salaries and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with an Employer to the extent that the amounts may be included in gross income (including, but not limited to, overtime, shift premiums, vacation pay, short-term sick leave disability pay, compensation for services on the basis of a percentage of profits and bonuses other than retention or “stay” bonuses), and excluding the following:

(i) Moving Expenses and any payment related thereto;

(ii) Employer contributions (including employer contributions pursuant to the election of a participant) to a plan of deferred compensation that are not included in the Participant’s gross income for the Taxable Year in which contributed;

(iii) Amounts realized from the exercise of a nonqualified stock option, when restricted stock (or property) held by the Participant either becomes freely transferable or is no longer subject to a substantial risk of forfeiture, or upon the vesting of service-based or performance-based restricted stock unit awards;

(iv) Amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option;

(v) Severance pay, payments or reimbursements for expenses and fringe benefits, and retention or “stay” bonuses;

(vi) Imputed income from group term life insurance.

Compensation shall include elective deferrals to 401(k) plans, deductions pursuant to a Code Section 132 qualified transportation arrangement and other similar arrangements and salary reduction contributions made to a cafeteria plan. Except as provided in Section 5.3, for the first Plan Year in which an Employee is a Participant, his or her entire Compensation shall be taken into account.

For each Plan Year, the annual Compensation of each Participant taken into account in determining allocations for any Plan Year beginning after December 31, 2001, shall not exceed $200,000, as adjusted for cost-of-living increases in accordance with Code Section 401(a)(17)(B). Annual Compensation means Compensation during the Plan Year or such other consecutive 12-month period over which Compensation is otherwise determined under the Plan (the “determination period”). The cost-of-living adjustment in effect for a calendar year applies to annual Compensation for the determination period that begins with or within such calendar year.

2.9 Elective Deferrals.

“Elective Deferrals” for a Taxable Year means any elective contribution under a qualified cash-or-deferred arrangement (as defined in Code Section 401(k)) to the extent such contribution is not includible in the individual’s gross income for the Taxable Year on account of Code Section 402(g)(1). For purposes of this definition, any amount which is an Elective Deferral shall be treated as though it were excluded from the individual’s gross income.

2.10 Eligible Employee.

“Eligible Employee” means any Employee of an Employer, other than an Employee who is:

(a) Governed by a collective bargaining agreement between the Employer and “employee representatives” under which retirement benefits were the subject of good faith bargaining. For this purpose, the term “employee representatives” does not include any organization more than one-half of whose members are owners, officers or executives of an Employer.

(b) A nonresident alien who received no earned income (within the meaning of Code Section 911(d)(2)) from an Employer which constitutes income from sources within the United States (within the meaning of Code Section 861(a)(3)).

(c) Any Leased Employee deemed to be an Employee under the Plan in accordance with Code Sections 414(n) or 414(o).

(d) Seasonal or on-call Employees whose work is expected to end after a short period or who do not have regularly assigned hours.

A person who is treated by an Employer as an independent contractor but is later determined to be an Employee shall be considered an Eligible Employee as of the day it is determined that such individual is a common-law employee, except to the extent required to satisfy the minimum coverage test of Code Section 410(b).

2.11 Employee.

“Employee” means any common-law employee who receives Compensation from an Employer or from any Related Employer, including any Leased Employee. An independent contractor is not an Employee.

2.12 Employer.

“Employer” means the Sponsoring Employer or any Related Employer whose Employees are designated by the Sponsoring Employer as eligible to become Participants in the Plan.

2.13 Employer Discretionary Contributions.

“Employer Discretionary Contributions” means any contributions to the Plan made by an Employer pursuant to Section 5.3(b).

2.14 Employer Nonelective Contribution.

“Employer Nonelective Contribution” means any contributions to the Plan made by an Employer pursuant to Section 5.3(a).

2.15 Employer Contribution Account.

“Employer Contribution Account” means the Account maintained for Employer Nonelective Contributions and Employer Discretionary Contributions made to the Plan on behalf of a Participant, after adjustment for earnings, losses, changes in market value, fees, expenses and payments. A Participant’s Employer Contribution Account shall include the balance in the Participant’s Employer Discretionary Contribution Account as of December 31, 2006, if any, and earnings and losses thereon.

2.16 Entry Date.

“Entry Date” means the first day of any payroll period.

2.17 ERISA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.18 Excess Elective Deferrals.

“Excess Elective Deferrals” means the amount of Elective Deferrals in a Taxable Year in excess of the dollar limitation under Code Section 402(g) that are includible in a Participant’s gross income under that Code Section, and that are allocated by a Participant to his or her Salary Deferral Account.

2.19 Fiduciary.

“Fiduciary” means the Sponsoring Employer, each Related Employer that participates in the Plan, the Plan Administrator, the Trustee, and any named fiduciary or investment manager, but only with respect to the specific duties and responsibilities allocated to each under the Plan and Trust which cause such person or entity to be a “Fiduciary” within the meaning of ERISA.

2.20 Fiscal Year.

“Fiscal Year” of the Sponsoring Employer means the 12-consecutive-month period coinciding with its accounting fiscal year.

2.21 Five-Percent Owner.

“Five-Percent Owner” means a person who owns (or is considered to own within the meaning of Code Section 318) more than 5% of the outstanding stock of the Sponsoring Employer or stock possessing more than 5% of the total combined voting power of all stock of the Sponsoring Employer.

2.22 Highly Compensated Employee.

For any Plan Year beginning on or after January 1, 1997, “Highly Compensated Employee” of the Employer means a current or former Employee described in Code Section 414(q) who performs or performed services for the Employer during the current Plan Year (the “determination year”) and who:

(a) Was a Five-Percent Owner at any time during the determination year or the Plan Year immediately preceding it (the “look-back year”); or

(b) For the look-back year, received Compensation as defined in Section 2.8 from an Employer or Related Employer in excess of $80,000 (as adjusted from time to time pursuant to Code Section 415(d)).

An Employee described in (ii) above will be a Highly Compensated Employee only if, during the look-back year, he/she also was in the group consisting of the top 20% of all Employees, ranked by Compensation paid during that year. For a Plan Year beginning in 1997, this paragraph (a) shall be treated as having been in effect in 1996.

2.23 Hour of Service.

“Hour of Service” means each hour for which:

(a) An Employee is directly or indirectly paid or entitled to payment by an Employer or Related Employer for the performance of duties.

(b) An Employee is directly or indirectly paid or entitled to payment by an Employer or Related Employer for reasons (such as vacation, holiday, sickness, incapacity, disability, layoff, jury duty, military duty or paid leave of absence) other than for the performance of duties (irrespective of whether the employment relationship has terminated), unless such payment is solely for the purpose of complying with applicable worker’s compensation or disability insurance laws.

(c) Back pay for an Employee, irrespective of mitigation of damages, is either awarded or agreed to by an Employer or Related Employer.

Hours of Service for the performance of duties will be credited to an Employee for the period of time in which the duties were performed, and Hours of Service for reasons other than the performance of duties or for back pay will be credited to the Employee for the period of time to which such hours are related. Hours of Service as defined above will be determined and credited in a manner consistent with Department of Labor Regulation Section 2530.200b-2. The number of Hours of Service to be credited to an Employee shall be calculated on the basis of actual hours for which an Employee is paid or entitled to payment. Hours of Service shall also be credited under these rules for each individual who is an employee of a Related Employer (while it is a Related Employer), and for each individual who is a Leased Employee or who is considered an Employee under Code Sections 414(n) or 414(o).

2.24 Key Employee.

“Key Employee” means any current or former Employee who at any time during the Plan Year was (i) an officer of the Employer if such individual’s annual Compensation exceeds $130,000 (as adjusted from time to time pursuant to Code Section 416(i)(1)), (ii) a 5% owner of the Employer or (iii) a 1% owner of the Employer who has annual Compensation of more than $150,000. Annual Compensation means compensation as defined in Code Section 415(c)(3), but including amounts contributed by the Employer pursuant to a salary reduction agreement under Code Sections 125, 132(f)(4), 402(a)(8), 402(h) or 403(b).

For purposes of applying Code Section 318 to item (ii) above, Code Section 318(a)(2)(C) shall be applied by substituting “5%” for “50%.” In addition, the rules of Code Sections 414(b), (c) and (m) shall not apply for purposes of determining percentage ownership under paragraphs (c) and (d) of this Section.

The determination of who is a Key Employee shall be made in accordance with Code Section 416(i)(1) and applicable Treasury Regulations.

2.25 Leased Employee.

“Leased Employee” means any person (other than a common-law employee of an Employer) who, under an agreement between an Employer and any other person (the “leasing organization”), has performed services for an Employer or for an Employer and related persons (determined in accordance with Code Section 414(n)(6)) on a substantially full-time basis for a period of at least one year, provided that the services are performed under the primary direction or control of an Employer. Contributions provided to a Leased Employee by the leasing organization that are attributable to services performed for an Employer shall be treated as provided by the Employer.

The term “Leased Employee” shall not include any person who would otherwise be described in this Section, if (a) the person is covered by a money-purchase plan providing (i) a nonintegrated employer contribution rate of at least 10% of compensation, as defined in Code Section 415(c)(3), but including amounts contributed in accordance with a salary reduction agreement that are excludable from the person’s gross income under Code Section 125,

402(e)(3), 402(h) or 403(b), (ii) immediate participation and (iii) 100% vested; and (b) Leased Employees do not constitute more than 20% of the Employer’s nonhighly compensated work force. In determining an Employer’s nonhighly compensated work force, Code Section 414(q) shall apply.

2.26 Matching Contributions.

“Matching Contributions” means any contributions to the Plan made by an Employer by reason of the Participant’s Salary Deferral Contributions.

2.27 Matching Contribution Account.

“Matching Contribution Account” means the Account maintained for Matching Contributions made to the Plan on behalf of a Participant, after adjustment for earnings, losses, changes in market value, fees, expenses and payments, if any.

2.28 Nonhighly Compensated Employee.

“Nonhighly Compensated Employee” means an Employee who is not a Highly Compensated Employee.

2.29 Participant.

“Participant” means any Employee who becomes a Participant in accordance with Article III and, where the context requires, any former Participant.

2.30 Plan.

“Plan” means the Perrigo Company Profit-Sharing and Investment Plan set out in this document or as subsequently amended.

2.31 Plan Administrator.

“Plan Administrator” means the person(s) or entity designated by the Sponsoring Employer to administer the Plan on behalf of the Sponsoring Employer.

2.32 Plan Year.

“Plan Year” means the 12-consecutive-month period commencing on January 1 and ending on December 31.

2.33 Qualified Defined Contribution Plan.

“Qualified Defined Contribution Plan” means a defined contribution plan that is a Qualified Plan.

2.34 Qualified Domestic Relations Order.

“Qualified Domestic Relations Order” means a judicial order described in Code Section 414(p) and ERISA Section 206(d)(3), as determined by the Plan Administrator, or any domestic relations order entered before 1985 that the Plan Administrator elects to treat as a Qualified Domestic Relations Order within the meaning of Code Section 414(p) and ERISA Section 206(d)(3).

2.35 Qualified Plan.

“Qualified Plan” means a retirement plan that meets the requirements for qualification under Code Section 401(a). For purposes of Sections 2.48, 3.2 and 3.3 of the Plan, a Qualified Plan shall also include an annuity contract described in Code Section 403(b) and an eligible plan under Code Section 457(b) that is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state.

2.36 Related Employer.

“Related Employer” means (i) any member of a controlled group of corporations, as defined in Code Section 414(b), of which the Sponsoring Employer is a member; (ii) any other trade or business under common control, as defined in Code Section 414(c), of or with the Sponsoring Employer; (iii) any member of an affiliated service group, as defined under Code Section 414(m), of which the Sponsoring Employer is a member; and (iv) any other entity required to be aggregated under Code Section 414(o) and applicable Treasury Regulations with the Sponsoring Employer.

2.37 Roth Contribution.

“Roth Contribution” means a contribution that is (i) designated irrevocably by the Participant at the time of the election as a Roth contribution (within the meaning of Code Section 402A) that is being made in lieu of all or a portion of Salary Deferral Contributions the Participant is otherwise eligible to make under the Plan; and (ii) treated as includible in the Participant’s income at the time the Participant would have received that amount in cash if the Participant had not made a cash or deferred election.

2.38 Roth Contribution Account.

“Roth Contribution Account” means an Account maintained for Roth Contributions, pursuant to Section B-2(a) of Appendix B of the Plan.

2.39 Roth In-Plan Conversion.

“Roth In-Plan Conversion” means the conversion of amounts held in an eligible Participant’s Salary Deferral Account to a Roth In-Plan Conversion Account as described in Section 9.6 of the Plan.

2.40 Roth In-Plan Conversion Account.

“Roth In-Plan Conversion Account” means the Account maintained for Roth In-Plan Conversion amounts pursuant to Section 9.6 of the Plan, as adjusted for earnings, losses, changes in market value, fees, expenses and payments, if any.

2.41 Roth Rollover Contribution.

“Roth Rollover Contribution” means a direct rollover contribution from another roth contribution account under an applicable retirement plan, pursuant to the requirements of Section B-3(b) of Appendix B of the Plan.

2.42 Roth Rollover Contribution Account.

“Roth Rollover Contribution Account” means an Account maintained for Roth Rollover Contributions, pursuant to Section B-2(a) of Appendix B of the Plan.

2.43 Salary Deferral Account.

“Salary Deferral Account” means the Account maintained for Salary Deferral Contributions and Catch-Up Contributions made to the Plan on behalf of a Participant under this Article, after adjustment for earnings, losses, changes in market value, fees, expenses and payments, if any.

2.44 Salary Deferral Contributions.

“Salary Deferral Contributions” means Employer contributions made to a plan that were subject to a cash-or-deferred election under a cash-or-deferred arrangement (whether or not such arrangement is a qualified cash-or-deferred arrangement under Code Section 401(k)).

2.45 Sponsoring Employer.

“Sponsoring Employer” means Perrigo Company, a Corporation organized under the laws of the State of Michigan, or any successor thereto.

2.46 Taxable Year.

“Taxable Year” means the annual accounting period used by a Participant.

2.47 Termination Date.

“Termination Date” means the date as of which a Participant is no longer employed by his or her Employer or any Related Employer for any reason.

2.48 Transfer Account.

“Transfer Account” means the Account established and maintained for amounts attributable to employer contributions under another Qualified Plan which are transferred to this Plan either by direct transfer or rollover, after adjustment for earnings, losses, changes in market value, fees, expenses and payments, if any.

2.49 Trust.

“Trust” means the trust created by the Company and the Trustee, pursuant to the Trust Agreement.

2.50 Trust Agreement.

“Trust Agreement” means the agreement entered into between the Company and the Trustee evidencing the Trust with respect to this Plan, as amended from time to time.

2.51 Trustee.

“Trustee” means Mercer Trust Company, or any successor Trustee.

2.52 Valuation Date.

“Valuation Date” means the date as of which all or any part of the assets of the Trust are valued and Participant’s Accounts are adjusted. A Valuation Date shall occur on each day of the Plan Year.

2.53 Voluntary Contribution Account.

“Voluntary Contribution Account” means the Account maintained for voluntary after-tax contributions previously made to the L. Perrigo Company Profit-Sharing Plan and Trust on behalf of a Participant, after adjustment for earnings, losses, changes in market value, fees, expenses and payments, if any.

ARTICLE III. PARTICIPATION

3.1 Participation Requirements.

An Eligible Employee will become a Participant in the Plan for purposes of Salary Deferral Contributions as of his or her Entry Date, provided the Eligible Employee has completed thirty (30) days of service. An Employee will become a Participant in the Plan for purposes of Employer Nonelective Contributions and Employer Discretionary Contributions, if any, as of his or her date of hire with the Employer or, if later, the date the Employee satisfies the requirements as an Eligible Employee. For all purposes of the Plan, each former employee of Paddock Laboratories, Inc. who became an Employee of an Employer on July 26, 2011 shall receive credit for his or her service with Paddock Laboratories, Inc. prior to July 26, 2011.

3.2 Trustee-to-Trustee Transfers.

If an Eligible Employee has an account or accounts under a Qualified Plan in which he/she previously participated, the Trustee, upon request of the Eligible Employee (or upon the request of the Employer, provided the Qualified Plan in which the Eligible Employee previously participated is a plan of such Employer) and with the consent of both the Employer and the employer under such other Qualified Plan, may accept amounts accrued by the Eligible Employee (excluding any after-tax contributions) under such other Qualified Plan for credit to the Participant’s Accounts under this Plan. The Plan shall not accept amounts that would not qualify as “eligible rollover distributions” under Code Section 402(c). The Plan Administrator shall determine the conditions under which each such transfer is to be made, and the Accounts to which transferred amounts are to be credited.

3.3 Rollover from Another Plan.

An Eligible Employee who has received an “eligible rollover distribution” (excluding any after-tax contributions) from an “eligible retirement plan” (as defined in Code Section 402(e)(4)) may roll over such payment into this Plan for credit to a Transfer Account established for him/her under the Plan. The rollover may be a direct rollover of the distribution to the Eligible Employee within 60 days of receipt or a rollover of the balance of an IRA (i.e., individual retirement account, individual retirement annuity or individual retirement bond) in which such payment was separately invested. In either case the Eligible Employee shall be required to represent in writing that the rollover satisfies the requirements of the Code applicable to rollovers to Qualified Plans. If an Eligible Employee with an account balance under the Sergeant’s Pet Care Products, Inc. 401(k) Plan or under such other qualified plan or plans as the Committee may determine (each, a “Distributing Plan”), elects to roll over the Eligible Employee’s accrued benefit (excluding any after-tax contributions) from the Distributing Plan to the Plan in a direct rollover, such Eligible Employee shall also be permitted to roll over to the Plan any participant note associated with an outstanding loan under the Distributing Plan in accordance with the terms of, and procedures as may be established by, the Plan Administrator.

3.4 Transfer from Another Plan of a Related Employer.

The Plan shall accept transfers of accounts from another Qualified Plan of a Related Employer only if such accounts are fully vested under the terms of such other Qualified Plan.

3.5 Cessation/Resumption of Participation.

Upon termination of employment for any reason, or upon ceasing to be an Eligible Employee, a Participant shall cease active participation in the Plan, but he/she shall continue to have all the rights of a Participant except for obtaining loans or withdrawals and making or receiving contributions, until payments to him/her under the Plan are completed. Such a Participant shall become an active Participant again upon becoming an Eligible Employee.

3.6 Return from Military Service.

Effective December 12, 1994, a Participant returning to active employment with an Employer within 90 days after his release from active military duty (or within such longer period as may be prescribed by relevant law) may file a salary reduction agreement with respect to the Plan Years that occurred during his military service in accordance with the following provisions:

(a) Such salary reduction agreement shall designate the Plan Year or Years during such military leave to which it applies.

(b) The salary reduction agreement shall be subject to the Code Section 402(g) dollar limit and other limitations in effect for the Plan Years designated in the salary reduction agreement (reduced by any Salary Deferral Contributions made in such prior Plan Years). The salary reduction agreement will not be subject to the limitations in effect for the Plan Year in which such make-up contributions are actually made.

(c) Any contributions made pursuant to a salary reduction agreement described in this Section shall not be credited with earnings retroactively for the Participant’s period of military service, but shall receive a share of Matching Contributions as if such contributions had been made in the applicable prior Plan Year.

(d) The salary reduction agreement described in this Section will be in effect no earlier than the pay period occurring on or immediately following the Participant’s reemployment date and will expire on the first to occur of (i) the fifth anniversary of the Participant’s reemployment date or (ii) the end of a period that is equal to the length of military service in days multiplied by three.

ARTICLE IV. SALARY DEFERRAL CONTRIBUTIONS

4.1 Salary Deferral Contributions to Salary Deferral Accounts.

(a) Each Participant may make Salary Deferral Contributions to his or her Salary Deferral Account through a salary reduction agreement. A Participant may elect to have his or her Compensation reduced by 1% to 50%. No election under this Section may relate to Compensation that the Participant has already received.

The salary reduction agreement may be in any form or agreed to in any manner as prescribed by the Employers, including automatic enrollment in the Plan and automatic salary reduction upon an Employee’s satisfaction of the eligibility requirements as set forth in Section 3.1.

(b) Contributions under this Section shall be considered Employer contributions to the Plan and shall be made by payroll deduction. An Employer shall make contributions to the Trust under this Section by check, wire transfer or any other method acceptable to the Trustee or the Trustee’s designated agent as quickly as practicable after they are withheld.

4.2 Elections Relating to Salary Deferral Contributions.

A Participant may elect to commence Salary Deferral Contributions through salary reduction as of the first day of any pay period coinciding with or following his or her Entry Date. A Participant may modify the amount of his or her salary reduction as of the first day of any pay period coinciding with or following his or her Entry Date. Elections to make Salary Deferral Contributions to a Salary Deferral Account may not be made retroactively, and shall remain in effect until modified or terminated in accordance with the applicable provisions of the salary reduction agreement.

A Participant may elect to cease Salary Deferral Contributions to a Salary Deferral Account as of the beginning of any pay period, provided that such an election must be made in accordance with the administrative procedures set forth by the Plan Administrator.

4.3 Allocation of Salary Deferral Contributions.

Salary Deferral Contributions shall be allocated to Participants’ Salary Deferral Accounts as soon as practicable following the applicable date of deferral.

4.4 Nondiscrimination Test for Salary Deferral Contributions.

Employer Nonelective Contributions under the Plan are intended to constitute safe harbor nonelective contributions within the meaning of Treas. Reg. 1.401(k)-3(b). Accordingly, effective with the Plan Year beginning January 1, 2007, the Plan will automatically satisfy the actual deferral percentage test under Code Section 401(k).

4.5 Distribution of Excess Elective Deferrals.

Notwithstanding any other provision of this Plan, Excess Elective Deferrals contributed to the Plan plus any allocable income and minus any allocable loss shall be paid no later than each April 15 to each Participant who notifies the Plan Administrator of his or her claim for such Excess Elective Deferrals for the preceding calendar year. Each Participant will be deemed to have notified the Plan Administrator of his or her claim for payment of Excess Elective Deferrals to the extent such Participant has Excess Elective Deferrals for the calendar year as calculated by the Plan Administrator, taking into account only the Elective Deferrals made under the Plan or any other plan maintained by an Employer and any Related Employer. Notwithstanding the foregoing, a Participant may submit a claim for payment of Excess Elective Deferrals if the deemed notification by the Participant described in the preceding sentence would not result in correction of excess deferrals under all plans in which such Participant participates. A Participant’s claim for such payment (i) shall be submitted to the Plan Administrator no later than March 1, (ii) shall specify the Participant’s Excess Elective Deferrals for the preceding calendar year and (iii) shall be accompanied by the Participant’s written statement that, if such amounts are not paid, such Excess Elective Deferrals, when added to other Elective Deferrals of the Participant, exceed the limit imposed on the Participant by Code Section 402(g) for the calendar year in which the deferral occurred.

Excess Elective Deferrals shall be adjusted for any income or loss for the calendar year in which the deferral occurred and, for Plan Years prior to January 1, 2007, for income or loss for the period after the end of such calendar year until the date of distribution (the “gap period”). With respect to a particular Participant, the income or loss allocable to Excess Elective Deferrals is the income or loss allocable to his or her Salary Deferral Account for the calendar year (and gap period, if applicable), multiplied by a fraction whose numerator is his or her Excess Elective Deferrals for the calendar year and whose denominator is his or her Salary Deferral Account balance (not including any income or loss occurring during the calendar year).

4.6 Catch-Up Contributions.

A Catch-Up Eligible Participant shall be eligible to make Catch-Up Contributions in accordance with, and subject to the limitations of, Code Section 414(v). Such Catch-Up Contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Code Sections 402(g) and 415. Catch-Up Contributions shall be allocated to a Participant’s Salary Deferral Account as soon as practicable following the applicable date of deferral.

4.7 Roth Contributions.

Effective June 1, 2007, Participants who are eligible to make Salary Deferral Contributions pursuant to Section 4.1, shall be eligible to make Roth Contributions as provided under Appendix B.

ARTICLE V. MATCHING AND EMPLOYER CONTRIBUTIONS

5.1 Eligibility for Matching Contributions, Employer Nonelective Contributions and Employer Discretionary Contributions.

(a) Subject to the requirements of Section 5.2, a Participant will be eligible to receive Matching Contributions as of the Entry Date he or she becomes eligible to make Salary Deferral Contributions.

(b) Subject to Section 5.3, an Employee will be eligible for Employer Nonelective Contributions and Employer Discretionary Contributions on the later of the Employee’s date of hire or the date the Employee satisfies the requirements of an Eligible Employee.

5.2 Matching Contributions.

The amount of Matching Contributions for each eligible Participant for each payroll period shall be equal to 100% of the first 2% of the Participant’s Compensation contributed as Salary Deferral Contributions for the payroll period, plus 50% of the next 2% of the Participant’s Compensation contributed as Salary Deferral Contributions for the payroll period. Notwithstanding the foregoing, the Employer may make additional Matching Contributions for any eligible Participant so that the total Matching Contributions on behalf of the Participant for the Plan Year equals 100% of the first 2% of the Participant’s Compensation contributed as Salary Deferral Contributions for the Plan Year, plus 50% of the next 2% of the Participant’s Compensation contributed as Salary Deferral Contributions for the Plan Year; provided, however, in no event will this provision be applied in a manner that would cause the Matching Contribution rate of any Highly Compensated Employee to be higher than the Matching Contribution rate of any Nonhighly Compensated Employee.

Matching Contributions made on behalf of a Participant shall be allocated to that Participant’s Matching Contribution Account. An Employer shall make contributions to the Trust under this Section by check, wire transfer or by any other method acceptable to the Trustee or the Trustee’s designated agent.

5.3 Employer Nonelective and Discretionary Contributions.

(a) For each Plan Year, the Employer will make an Employer Nonelective Contribution on behalf of each Participant in an amount equal to 3% of such Participant’s Compensation. The Employer Nonelective Contribution is intended to be a safe harbor nonelective contribution within the meaning of Code Sections 401(k) and 401(m) and applicable regulations.

(b) For each Plan Year, the Employer may make an Employer Discretionary Contribution in the amount, if any, determined by the Employer in its sole discretion. Employer Discretionary Contributions shall be allocated to the Employer Contribution Accounts of Participants as a percentage of such Participants’ Compensation.

Only Compensation paid to the Participant while he/she is an Eligible Employee shall be considered for purposes of determining his or her allocation of Employer Nonelective Contributions and Employer Discretionary Contributions.

(c) Prior to January 1, 2007, Employer Discretionary Contributions made under the Plan were allocated based on a Participant’s Fiscal Year Compensation. The Employer, in its discretion, may make an Employer Discretionary Contribution for the period beginning July 1, 2006 and ending December 31, 2006 which, if made, shall be allocated as a percentage of a Participant’s Compensation during such period.

5.4 Nondiscrimination Test for Matching Contributions.

Employer Nonelective Contributions under the Plan are intended to constitute safe harbor nonelective contributions within the meaning of Treas. Reg. 1.401(m)-3(b). Accordingly, effective with the Plan Year beginning January 1, 2007, the Plan will automatically satisfy the actual contribution percentage test under Code Section 401(m).

5.5 Contributions to Trust.

Employer contributions to the Trust shall be made by wire transfer, check or any other method acceptable to the Trustee or the Trustee’s designated agent. In no event shall aggregate Employer contributions under the Plan exceed the maximum amount deductible by an Employer under Code Section 404.

5.6 Timing of Employer Contributions.

Employer contributions for a Plan Year shall be made no later than the due date (including extensions) for filing the Sponsoring Employer’s federal income tax return for the Fiscal Year beginning within or with the Plan Year.

ARTICLE VI. VALUATION AND ADJUSTMENTS

6.1 Method of Adjustment.

As of each Valuation Date, the Trustee shall adjust each Account by making the following adjustments in the order that they are set out below:

(a) Any payments or withdrawals made since the last preceding Valuation Date shall be charged to the proper Accounts.

(b) The assets of the Trust will be valued as of each Valuation Date at fair market value.

(c) Each Participant’s allocable share, if any, of any contributions which are to be credited as of that Valuation Date shall be credited to his or her Accounts as provided for in the Plan.

The determination of the value of Trust assets and of the charges or credits to the Accounts of the respective Participants shall be conclusive and binding on all parties under the Plan.

ARTICLE VII. THE TRUST AND INVESTMENT OF TRUST ASSETS

7.1 The Trustee and the Trust.

The assets of the Trust shall be held by the Trustee pursuant to the terms of the Trust Agreement, which shall constitute part of this Plan.

7.2 Establishment of Trust.

All contributions under the Plan shall be deposited in the Trust. All assets of the Trust shall be held in a single Trust, to be held, invested and paid by the Trustee (except to the extent otherwise provided in this Article and in the Trust Agreement) in accordance with the provisions of the Trust Agreement. The Trust assets shall be held for the exclusive benefit of Participants and Beneficiaries and shall be used to make payments to such persons, or to pay administrative expenses of the Plan and the Trust to the extent not paid by an Employer, and shall not revert or inure to the benefit of an Employer.

7.3 Participant-Directed Investments.

The Plan Administrator may establish rules and procedures for each Participant to direct the investment of his or her Accounts among investment options specified by the Plan Administrator.

7.4 Return of Contributions.

Except as otherwise provided below, contributions made under the Plan shall not be used for any purpose other than for the exclusive benefit of Participants and their Beneficiaries, and no contributions shall at any time revert or be repaid to an Employer, except that:

(a) If the Commissioner of Internal Revenue determines that the Plan is not initially qualified under the Code, each contribution made incident to the initial qualification by an Employer must be returned to that Employer within one year after the date as of which the initial qualification is denied, but only if the application for qualification is made by the time prescribed by law for filing the Sponsoring Employer’s federal income tax return for the Taxable Year in which the Plan is adopted (including extensions), or at such later date as the Secretary of the Treasury may prescribe.

(b) If, due to a mistake of fact made in good faith, an Employer makes a contribution (i) that otherwise would not have been made or (ii) that is of a greater amount than the amount that otherwise would have been contributed, such contribution or excess amount may be repaid by the Trustee to that Employer, provided that the repayment is made within 12 months from the date the contribution was made.

(c) If a contribution (or portion of it) made by an Employer is disallowed as a deduction for federal income tax purposes to that Employer, the amount of the contribution (or portion of it) may be repaid by the Trustee to that Employer, provided that the repayment is made within 12 months after the disallowance of the deduction has occurred.

In making a repayment under either paragraph (a) or (b), only the amount of the contribution (or portion of it) involved may be repaid, and no attributable earnings may be included in the repayment. If any net investment losses are attributable to such amount, the amount repayable will be adjusted to reflect its proportional share of any such net investment losses.

7.5 Compliance with USERRA.

Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Code Section 414(u). Effective January 1, 2009, an individual receiving differential wage payments (within the meaning of Code Section 3401(h)(2)) from an Employer shall be treated as an Employee of such Employer and such differential wage payment shall be treated as Compensation; provided, however, if such individual is performing qualified military service for a period of at least 30 days, such individual shall be eligible to receive a distribution from his or her Salary Deferral Account, in which case the individual may not make deferrals under the Plan during the six month period following such distribution. Effective December 31, 2010, if a Participant dies while performing qualified military service (as defined in Code Section 414(u)), the Participant’s survivors are entitled to any additional benefits that would have been provided under the Plan had the Participant resumed and then terminated employment on account of death.

ARTICLE VIII. BENEFITS AND VESTING

8.1 Vesting.

Participants shall have a fully vested interest in all of their Accounts effective January 1, 2007.

8.2 Forfeitures.

Participants shall have a fully vested (nonforfeitable) interest in all of their Accounts; however forfeitures may arise in the following contexts: (a) Matching Contributions or Employer Nonelective Contributions or Employer Discretionary Contributions are made to the account of an ineligible Employee, and (b) Account balances of Participants where the Participant or Beneficiary is missing and cannot be located after reasonable efforts by the Plan Administrator. Forfeitures of Matching, Employer Nonelective or Discretionary Contributions may be used (i) to reduce Employer contributions (other than any contribution intended to be a safe harbor contribution) for the Plan Year in which the forfeiture arises or the next following Plan Year, and/or (ii) to pay reasonable expenses of Plan administration. Notwithstanding any other provision of the Plan, any forfeited amounts payable to a missing Participant or Beneficiary shall be reinstated if such Participant or Beneficiary is located.

ARTICLE IX. PAYMENT OF ACCOUNTS

9.1 Request for Payment.

A Participant may specify that his or her Accounts be paid as described in this or the following Article.

9.2 Method of Payment.

A Participant who is eligible to receive payments may elect to have the vested balance in his or her Accounts paid in one of the following methods:

(a) Lump sum payment;

(b) Payment in a series of substantially equal annual or more frequent installments (but not more frequently than monthly) for a period not exceeding the life expectancy of the Participant or the joint life expectancy of the Participant and his or her Beneficiary; or

(c) Payment in a combination of the methods set forth in paragraphs (a) and (b) above, except that the payment in paragraph (a) above is not required to be the full amount distributable.

9.3 Cash-Out of Small Account Balances.

Notwithstanding any other Plan provision, effective March 28, 2005, if the vested balance of the Participant’s Accounts does not exceed $1,000, the Plan Administrator shall direct the Trustee to pay the Accounts to the Participant or his or her Beneficiary in a single-sum payment without the consent of the Participant or his or her Beneficiary as soon as administratively feasible.

9.4 Restrictions on Immediate Payment.

Effective March 28, 2005, if the vested balance of a Participant’s Accounts (excluding such Participant’s Transfer Account) exceeds $1,000 and the Accounts are “immediately distributable” (as defined at the end of this Section), the Participant must consent to any payment. The consent of the Participant shall be given in writing within the 90-day period ending on the payment date. The Plan Administrator shall notify the Participant of the right to defer any payment until his or her Accounts are no longer immediately distributable. The notification shall include a general description of the material features of and an explanation of the relative values of, the optional forms of payment available under the Plan in a manner that would satisfy the notice requirements of Code Section 417(a)(3), and shall be provided no less than 30 days and no more than 90 days before the payment date. The payment may commence less than 30 days after the notice described in the preceding sentence is given, provided that the Plan Administrator clearly informs the Participant that the Participant has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a payment (and, if applicable, a particular payment option). The Accounts are “immediately distributable” if any part thereof could be paid to the Participant before the Participant attains (or would have attained if not deceased) age 65.

9.5 Direct Rollovers.

To the extent any distribution under the Plan qualifies as an “eligible rollover distribution” under Code Section 402(c), the Participant, his or her surviving spouse or an alternate payee under a Qualified Domestic Relations Order (the “distributee”) may elect to have all or any portion of such eligible rollover distribution paid in a “direct rollover” to an “eligible retirement plan” specified by the recipient according to procedures established by the Plan Administrator.

(a) For purposes of this Article, an “eligible retirement plan” is an individual retirement account under Code Section 408(a), an individual retirement annuity or contract under Code Section 408(b), an annuity plan under Code Section 403(a), or a qualified trust under Code Section 401(a) that accepts direct rollovers or, a tax sheltered annuity plan under Code Section 403(b) or an eligible deferred compensation plan under Code Section 457(b) that is maintained by an eligible employer under Code Section 457(e)(1)(A) which agrees to separately account for amounts transferred into such plan.

(b) No direct rollover may be made of a distribution from the Plan if it is a withdrawal from a Participant’s Salary Deferral Account or Transfer Account under Section 12.1 or any other distribution that is made on account of the hardship.

(c) A direct rollover may include voluntary after-tax contributions provided such amounts are to be rolled over to an individual retirement account or annuity under Code Sections 408(a) or (b), to a qualified retirement plan under Code Sections 401(a) or 403(a) or to an annuity contract under Code Section 403(b) that agrees to account separately for amounts so transferred, including separately accounting for the portion of such distribution that is includible in gross income and the portion of such distribution that is not so includible.

(d) Effective January 1, 2008, an eligible retirement plan shall also include a Roth individual retirement plan under Code Section 408A. Effective December 31, 2010, a “distributee” shall also include a non-spouse Beneficiary. For non-spouse Beneficiary distributees, an “eligible retirement plan” shall include only (i) an individual retirement account described in Code Section 408(a), (ii) an individual retirement annuity described in Code Section 408(b), or (iii) a Roth individual retirement plan described in Code Section 408A, subject to the restrictions set forth in Code Section 408A which are hereby incorporated by reference and supersede any contrary provision in the Plan.

9.6 Roth-In Plan Conversions.

(a) Effective January 1, 2011, a Participant who is eligible to receive an in-service withdrawal from his or her Salary Deferral Account at or after attaining age 59 1⁄2 may convert all or a portion of his or her Salary Deferral Account to a Roth In-Plan Conversion Account under the Plan, and a Participant who is eligible to receive a distribution of his or her Accounts following termination from employment may convert all or a portion of his or her Salary Deferral Account, Matching Contribution Account, and/or Employer Contribution Account to a Roth In-Plan Conversion Account under the Plan, provided that (i) the in-service withdrawal or the distribution following termination from employment is an eligible rollover distribution as defined in Code Section 402(c)(4), and (ii) no portion of the Roth In-Plan Conversion is attributable to an outstanding Plan loan of the Participant.

(b) An eligible Participant may make up to two Roth In-Plan Conversions per Plan Year. The taxable portion of the amount converted shall be includible in the Participant’s gross income the year in which the Roth In-Plan Conversion occurs. Distributions from a Participant’s Roth In-Plan Conversion Account shall not be subject to taxation if the distribution is made following a 5-year holding period that begins on January 1 of the year in which the Roth In-Plan Conversion is made and the distribution is a qualified distribution, as described in Code Section 402A(d)(2) and the Treasury Regulations and guidance issued thereunder.

9.7 Death Payment Provisions.

Upon the death of the Participant, the remaining portion of his or her Accounts shall be paid to his or her Beneficiary according to the method of payment provided in Section 9.2. If the Participant has no valid Beneficiary designation, payment shall be made as provided in Section 10.1.

9.8 Special Payment Requirements.

The requirements of this Section and the preceding Section shall apply to any payment of a Participant’s Accounts, and shall take precedence over any inconsistent provisions of the Plan. All payments required under this Section and the preceding Section shall be determined and made in accordance with the Regulations under Code Section 401(a)(9), including the minimum distribution incidental benefit requirement of Code Section 401(a)(9)(G) and Treasury Regulation Sections 1.401(a)(9)-2 through 1.401(a)(9)-9.

(a) Required Beginning Date. Payment of a Participant’s Accounts must be made as of his or her “required beginning date.” The required beginning date of any Participant who is a Five-Percent Owner and any other Participant who attains age 70 1⁄2 before January 1, 1997 will be April 1st of the calendar year following the calendar year in which he/she attains age 70 1⁄2; provided that the Plan Administrator may, on a uniform basis, permit Participants (other than Five-Percent Owners) who reach age 70 1⁄2 in 1996 to elect to defer receipt of distributions until termination of employment. All other Participants (other than Five-Percent Owners) must begin receiving distributions as of April 1 of the calendar year following the later of either (i) the calendar year in which the Participant reaches age 70 1⁄2 or (ii) the calendar year in which the Participant retires; provided that the Plan Administrator may, on a uniform basis, permit Participants (other than Five-Percent Owners) who reach age 70 1⁄2 in 1997 or 1998 to elect to commence receipt of distributions under the rules applicable to Participants who attained age 70 1⁄2 before January 1, 1997.

(b) Five-Percent Owner. A Participant is treated as a Five-Percent Owner under this Section if he/she is a Five-Percent Owner at any time during the Plan Year ending with or within the calendar year in which he/she attains age 66 1⁄2 or during any subsequent Plan Year.

(c) Continuation of Required Payments. Once payments have begun to a Five-Percent Owner, the payments must continue even if the Participant ceases to be a Five-Percent Owner in a subsequent Plan Year.

(d) If a Participant dies before distribution of his or her vested interest in the Plan has begun, distribution of such vested interest to the Beneficiary shall be completed by December 31 of the calendar year in which the fifth anniversary of the Participant’s death occurs; provided, however that this five-year rule shall not apply to a natural person designated as Beneficiary by the Participant or under the specific terms of the Plan if (i) such vested interest will be distributed over the life of such designated Beneficiary (or over a period not extending beyond the life expectancy of such Beneficiary), (ii) such distribution to the Beneficiary begins no later than December 31 of the calendar year following the calendar year in which the Participant dies or, if such Beneficiary is the Participant’s surviving spouse, not later than the date on which the Participant would have attained age 70 1⁄2, and (iii) the Beneficiary elects not to have the five-year rule apply.

9.9 Commencement of Payments.

Payments to a Participant shall be made or commence as soon as administratively feasible after the later of the following:

(a) Participant’s termination of employment.

(b) The Plan Administrator’s receipt of notice (in such form as deemed appropriate by the Plan Administrator) from the Participant electing to receive a payment. In no event, however, shall payments be made or commence later than the Participant’s Required Beginning Date.

Except as otherwise required in this Article, and unless the Participant elects otherwise, payment shall be made or commence not more than 60 days after the last day of the Plan Year in which occurs the latest of (i) the Participant’s 65th birthday, (ii) his or her Termination Date or (iii) the 10th anniversary of the date he/she commenced participation in the Plan. The failure of the Participant to consent to a payment while his or her Accounts are “immediately distributable” (within the meaning of this Article) shall be deemed to be an election to defer payment.

9.10 Election to Receive Payment.

A Participant’s election to receive payment shall be submitted to the Plan Administrator in writing in accordance with the Plan’s administrative procedures and will be processed and payment will be made to the Participant as soon as administratively feasible.

9.11 Facility of Payment Provision.

Whenever and as often as any person entitled to a payment incurs a disability or, in the opinion of the Plan Administrator, is otherwise unable to apply such payments to the recipient’s own best interest and advantage, whether because of the minority of the recipient or otherwise, the Plan Administrator may, in its sole discretion, direct the Trustee to make payments in one or more of the following ways:

(a) Directly to the person;

(b) To the person’s duly appointed legal guardian or conservator;

(c) To the person’s spouse;

(d) To a custodian under any applicable Uniform Gifts to Minors Act; or

(e) To a relative or friend of the person for the benefit of the Participant or Beneficiary.

The decision of the Plan Administrator shall be final and binding on all interested persons, and the Plan Administrator shall be under no duty to see to the proper application of the funds.

9.12 Payment in Kind.

The Plan Administrator may, in its sole discretion, direct the Trustee to make payments under this Article in the form of cash or other property, whether real or personal. If payment is in the form of any property other than cash, the property shall be valued at its fair market value on the payment date.

9.13 Payment When Payee’s Address Is Unknown.

Subject to all applicable laws relating to unclaimed property, if:

(a) The Plan Administrator mails by registered or certified mail, postage prepaid, to the last known address of a Participant or Beneficiary, a notice that he/she is entitled to a payment from the Plan;

(b) The notice is returned by the United States Postal Service as being undeliverable because the addressee cannot be located at the address indicated; and

(c) The Plan Administrator has no knowledge of the Participant’s or Beneficiary’s whereabouts within three years after the date the notice is mailed, or, within three years after the date the notice is mailed, the missing Participant or Beneficiary does not respond by informing the Plan Administrator of his or her whereabouts; then, on the Anniversary Date coincident with or next succeeding the third anniversary of the mailing of the notice, the then-unpaid share of the missing Participant or Beneficiary shall be paid to the person or persons who would have been entitled to take the share in the event of the death of the Participant or Beneficiary (assuming that the death would have occurred as of the Anniversary Date coincident with or next succeeding the third anniversary of the mailing of the notice). If the alternate payment cannot be made, and subject to applicable state escheat laws, the Participant’s Accounts shall be held in a suspense account until the next Anniversary Date and shall then be forfeited and applied toward the Employer’s obligation to make Matching Contributions. However, the forfeited amounts shall be reinstated to the proper Accounts upon a valid claim by the proper Participant or Beneficiary.

9.14 Qualified Domestic Relations Orders.

Notwithstanding any other provision of the Plan, any payments to a Participant, spouse or Beneficiary shall be adjusted to the extent necessary to comply with the terms of a Qualified Domestic Relations Order. The payee and the form of payment for purposes of the Qualified Domestic Relations Order shall be determined by the terms of the Qualified Domestic Relations Order.

9.15 Waiver of 2009 Required Minimum Distributions.

Notwithstanding Section 9.8, this Section 9.15 shall apply to a Participant or Beneficiary who would have been required to receive required minimum distributions for 2009 but for the enactment of Code Section 401(a)(9)(H) (“2009 RMDs”), and who would have satisfied that requirement by receiving distributions that are (i) equal to the 2009 RMDs, or (ii) one or more payments in a series of substantially equal distributions (that include the 2009 RMDs) made at least annually and expected to last for the life (or life expectancy) of the Participant, the joint life expectancy of the Participant and the Participant’s designated Beneficiary, or for a period of at least 10 years (“Extended 2009 RMDs”):

(a) The Participant or Beneficiary if not in pay status and receiving monthly, quarterly or annual installments for 2009 will not receive a 2009 RMD or Extended 2009 RMDs for 2009 unless the Participant or Beneficiary elects to receive such distributions. Participants and Beneficiaries described in the preceding sentence will be given the opportunity to elect to receive the 2009 distributions described in the preceding sentence.

(b) The Participant or Beneficiary if in pay status and receiving monthly, quarterly or annual installments for 2009 will continue to receive 2009 RMDs or Extended 2009 RMDs for 2009 unless the Participant or Beneficiary elects not to receive such distributions. Participants and Beneficiaries described in the preceding sentence will be given the opportunity to elect to stop receiving the 2009 distributions described in the preceding sentence.

(c) Notwithstanding Section 9.5 and solely for purposes of applying the direct rollover provisions of the Plan, 2009 RMDs and Extended 2009 RMDs will be treated as eligible rollover distributions.

ARTICLE X. BENEFICIARIES

10.1 Designated Beneficiary.

Each designation by a Participant of a Beneficiary or Beneficiaries must be made on the appropriate written or electronic form provided for such purpose. If the Participant is married and has designated a primary Beneficiary other than the Participant’s spouse, the designation form must be signed by the spouse indicating consent to the designation and acknowledging its effect. The spouse’s signature must be witnessed by a notary public. If there is no designated Beneficiary, any amount in the Participant’s Accounts at his or her death shall be paid to the Participant’s spouse and, if the spouse has not survived the Participant, to the executors or administrators of the estate of the Participant. The contingent interest of any Beneficiary shall cease upon his or her death, if his or her death occurs before the death of the Participant.

ARTICLE XI. LOANS

11.1 Generally.

Participants may borrow from their Salary Deferral Accounts and Transfer Accounts subject to the following specific conditions:

(a) Nondiscriminatory Availability. Loans must be made available to all Participants on a reasonably equivalent basis. Loans must not be made available to Highly Compensated Employees in an amount equal to a greater percentage of the balances in their Salary Deferral Accounts and Transfer Accounts than the percentage made available to other potential borrowers.

(b) Reasonable Interest Rate. Each new or renewed loan must bear a reasonable rate of interest commensurate with the interest rates charged by persons in the business of lending money for commercial loans that would be made under similar circumstances. The Plan Administrator shall establish the rate applicable to each loan at the time the loan is approved.

(c) Use of Salary Deferral Accounts and Transfer Accounts as Security. Each loan shall be adequately secured by assignment of a portion of the borrower’s Salary Deferral Account and Transfer Account in an amount equal to the principal amount of the loan.

(d) Certain Loans Prohibited. The Plan Administrator shall not permit a loan that would constitute a prohibited transaction (within the meaning of Code Section 4975).

(e) Limits on the Amount of Loans. The aggregate principal amount of all loans from all Qualified Plans of an Employer and any Related Employer to a borrower that are outstanding at any time may not exceed the lesser of (i) $50,000, reduced by the excess (if any) of (A) the highest outstanding balance of loans to the borrower from the Plan during the one-year period ending on the day before the date on which such loan was made, over (B) the outstanding balance of loans to the borrower from the Plan on the date on which such loan was made, or (ii) 50% of the borrower’s Salary Deferral Account and Transfer Account. The minimum amount of any loan shall not be less than $1,000 and if application of the previous sentence would not allow a loan of that amount, then no loan will be made.

(f) Repayment of Loans; Maximum Term. All loans granted under the Plan shall be evidenced by a written promissory note payable to the Trustee. Payments of principal and interest shall be made in accordance with a written repayment schedule which satisfies the following conditions: (i) payments shall be amortized in substantially level payments over the term of the loan; (ii) payments shall be made no less frequently than quarterly; and (iii) all loans shall be repaid within five years, unless the loan is used to purchase a principal residence actually occupied or to be occupied by the Participant as his or her principal residence, in which case the loan shall be repaid in ten years. Each loan must have a minimum term of one year. A Participant shall have no more than one loan outstanding at any time.

(g) Termination of Employment; Default. In the event of a default in payment of either principal or interest that is due under the terms of any loan, the Plan Administrator may declare the full amount of the loan due and payable and may take whatever action may be lawful to remedy the default. In addition, upon termination of employment, outstanding loans shall be immediately due and payable. Default will be deemed to have occurred if any payment is not made within 90 days following the day on which it was due. The Trustee may offset amounts owed by the Participant against Plan benefits owed to him or her without being in violation of Section 17.3.

(h) Offset of Outstanding Loans against Payments. The portion of a Participant’s Salary Deferral Account and Transfer Account used as security for a loan under this Section shall be taken into account for purposes of determining the amounts payable under Article IX, but only if that portion of the Participant’s Salary Deferral Account and Transfer Account is used as repayment of the loan.

(i) Accounting for Loans. All loans under this Article will be accounted for as investments of the Trust.

(j) Administration of Plan Loan Program. The Plan Administrator shall maintain loan procedures with respect to the administration of the loan program which are consistent with this Article, and which set out rules for making application for a loan, determining the terms and conditions of loans, how loan requests will be approved or denied, the amount of any loan and the rate of interest to be charged under it, sources of collateral for loans, and the determination of whether a default has occurred and the consequences of default.

(k) Suspension of Loan Payments during Leaves of Absence. Loan repayments shall be suspended under this Plan for employees on leave of absence due to military or other uniformed service as permitted under Code Section 414(u)(4) and according to the provisions of Code Section 72(p) and the regulations thereunder. A Participant may, at the time of an approved bona fide leave of absence not related to the Participant’s qualified military service, elect to suspend making loan repayments for up to one year. Upon the Participant’s return from the leave of absence, the Participant may elect to (i) reamortize the loan over the remaining loan term, (ii) resume the original installment payments and pay the suspended loan payments, plus accrued interest, in a lump sum at the end of the original repayment period, or (iii) pay the suspended loan payments, plus accrued interest, upon return from the leave of absence and resume the original installment payments.

ARTICLE XII. WITHDRAWALS PRIOR TO TERMINATION OF EMPLOYMENT

12.1 Hardship Distributions.

By application in such manner as deemed appropriate by the Plan Administrator, a Participant may withdraw from his or her Salary Deferral Account and Transfer Account an amount required by hardship to satisfy an immediate and heavy financial need, provided the Participant lacks other available financial resources. A payment will be deemed to be made on account of an immediate and heavy financial need if the payment is on account of (i) costs directly related to the purchase (excluding mortgage payments) of the principal residence of the Participant; (ii) payment of tuition, related educational fees, and room and board expenses, for up to the next 12 months of post-secondary education for the Participant, or the Participant’s spouse, children, or dependents (as defined in Code Section 152 without regard to Code Section 152(b)(1), (b)(2) and (d)(1)(B)); (iii) expenses for (or necessary to obtain) medical care that would be deductible under Code Section 213(d) (determined without regard to whether the expenses exceed 7.5% of adjusted gross income); (iv) payments necessary to prevent the eviction of the Participant from the Participant’s principal residence or foreclosure on the mortgage on that residence; (v) effective January 1, 2006, payments for burial or funeral expenses for the Participant’s deceased parent, spouse, children or dependents (as defined in Code Section 152 without regard to Code Section 152(d)(1)(B)); or (vi) effective January 1, 2006, expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code Section 165 (determined without regard to whether the loss exceeds 10% of adjusted gross income).

The amount that may be withdrawn from a Participant’s Salary Deferral Account because of hardship cannot exceed the aggregate Salary Deferral Contributions and Catch-Up Contributions, less any amount previously withdrawn, made by the Participant to his or her Salary Deferral Account, plus any earnings on such amounts allocable as of December 31, 1988. For a payment to be deemed to be necessary to satisfy an immediate and heavy financial need of the Participant, all of the following requirements must be satisfied:

(a) The payment is not in excess of the amount of the immediate and heavy financial need of the Participant.

(b) The Participant has obtained all payments, other than hardship payments, and all nontaxable loans currently available under all plans maintained by his or her Employer.

(c) The Participant’s Salary Deferral Contributions and Catch-Up Contributions to the Plan, any other Qualified Plan, and nonqualified deferred compensation plans will be suspended until the date that is 6 months after receipt of the hardship payment.

Any additional conditions under which a payment is deemed to be necessary to satisfy an immediate and heavy financial need that are prescribed by the Internal Revenue Service through the publication of revenue rulings, notices and other documents of general applicability shall be incorporated by reference into this Section. All hardship withdrawals shall be made in a lump sum payment.

12.2 In-Service Distributions.

A Participant may withdraw any portion or all of his or her Salary Deferral Account and Roth Contribution Account after attaining age 59 1⁄2 without satisfying the requirements of Section 12.1. A Participant may make up to 12 withdrawals from his or her Salary Deferral Account and Roth Contribution Account during any Plan Year. A Participant may withdraw any portion or all of his or her Voluntary Contribution Account, Transfer Account or Roth Rollover Contribution Account at any time. If a Participant elects to withdraw less than the entire amount available for withdrawal, the Participant may select from the Accounts eligible for withdrawal, the Account or Accounts from which such withdrawal shall be made. Withdrawals under this Section 12.2 shall be made in a single lump sum payment.

ARTICLE XIII. LIMITATIONS ON CONTRIBUTIONS

13.1 Basic Limitation.

The amount of Annual Additions that may be allocated under this Plan on a Participant’s behalf for a Limitation Year shall not exceed the lesser of the Maximum Permissible Amount or any other limitation contained in the Plan.

13.2 Limitation with Other Defined Contribution Plan.

The amount of Annual Additions that may be allocated under the Plan on a Participant’s behalf for a Limitation Year shall not exceed the lesser of:

(a) The Maximum Permissible Amount, reduced by the sum of any Annual Additions allocated to the Participant for the same Limitation Year under any other Qualified Defined Contribution Plans maintained by an Employer; or

(b) Any other limitation contained in the Plan.

13.3 Definitions.

For purposes of this Article and, except where it would create an inconsistency with the rest of the Plan, the following terms, when capitalized, shall have the following meanings:

(a) Allocation Date. For purposes of this Article only, “Allocation Date” means the date as of which all or any portion of an Annual Addition is allocated or credited to a Participant’s Accounts under this Plan for a Limitation Year. An Annual Addition made in a subsequent Limitation Year is deemed allocated or credited as of the last day of the preceding Limitation Year if it is made: (1) for such preceding Limitation Year and (2) not later than the time prescribed by law (including any extensions) for filing the Sponsoring Employer’s federal income tax return for the Sponsoring Employer’s Fiscal Year with or within which such Limitation Year ends.

(b) “Annual Addition” means, with respect to any Participant, the sum, for the Limitation Year, of all employer and employee contributions and all forfeitures, if any, allocated to his or her Accounts (other than his or her Transfer Account), before any payments out of such Accounts.

(c) 415 Compensation. With respect to each Participant, “415 Compensation” means his or her wages, salaries and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with an Employer and any Related Employer to the extent that the amounts may be included in gross income (including, but not limited to, commissions paid to salespersons, compensation for services on the basis of a percentage of profits, bonuses, fringe benefits, reimbursements and expense allowances and, effective January 1, 1998, elective deferrals to 401(k) plans and other similar arrangements, salary reductions under Code Section 132(f)(4), and salary deferral contributions made to a cafeteria plan), and excluding the following:

(i) Employer contributions to a plan of deferred compensation (whether or not qualified) that are not includible in the Participant’s gross income for the Taxable Year in which contributed; Employer contributions under a simplified employee pension plan to the extent such contributions are deductible by the Participant; and any distributions from a plan of deferred compensation (whether or not qualified), regardless of whether such amount is includible in gross income when distributed;

(ii) Amounts realized from the exercise of a nonqualified stock option, when restricted stock (or property) held by the Participant either becomes freely transferable or is no longer subject to a substantial risk of forfeiture, or upon the vesting of service-based or performance-based restricted stock unit awards; and

(iii) Amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option.

A Participant’s 415 Compensation shall include regular pay (within the meaning of Treas. Reg. §1.415-(c)-2(e)(3)(ii)) that is received during the 2-1/2 month period following the Participant’s severance from employment

(d) Employer. For purposes of applying the limitations of this Article, “Employer” means an Employer and all Related Employers, as modified by Code Section 415(h).

(e) Limitation Year. “Limitation Year” means the Plan Year. If the Limitation Year is changed to a different 12-consecutive-month period, the new Limitation Year must begin on a day within the Limitation Year in which the change is made. All Qualified Plans maintained by the Employer must use the same Limitation Year.

(f) Maximum Permissible Amount. Except to the extent permitted under Section 4.6 and Code Section 414(v), if applicable, “Maximum Permissible Amount” means, with respect to any Participant for a Limitation Year, the lesser of (1) $40,000, as adjusted for increases in the cost-of-living under Code Section 415(d), or (2) 100 percent of the Participant’s compensation, within the meaning of Code Section 415(c)(3). The compensation limit referred to in (2) shall not apply to any contribution for medical benefits after separation from service (within the meaning of Code Sections 401(h) or 419A(f)(2)) which is otherwise treated as an Annual Addition.

If the Limitation Year changes because the Employer’s Fiscal Year is changed, the Maximum Permissible Amount shall not exceed $40,000, adjusted for each Limitation Year to take into account any cost-of-living increase adjustment provided for that Limitation Year under Code Section 415(d), multiplied by a fraction whose numerator is the number of months in the short Limitation Year and whose denominator is 12.

ARTICLE XIV. AMENDMENT AND TERMINATION

14.1 Amendments by Sponsoring Employer.

The Sponsoring Employer may amend the Plan by action of its Board of Directors; provided, however, the Board of Directors has delegated certain amendment authority to the Committee, as set forth in Section 16.4(a).

14.2 Prohibited Amendments.

No amendment described in this Article may have the effect of:

(a) Reducing an Account balance of any Participant or reducing any vested right or interest to which any Participant or Beneficiary is then entitled under this Plan, except that Participant’s Accounts may be reduced to the extent permitted under Code Section 412(c)(8);

(b) Eliminating any optional form of payment with respect to Participants’ current Account balances as of the date of amendment;

(c) Vesting any interest or control over Plan assets in an Employer or Related Employer;

(d) Causing any assets of the Trust to be used for, or diverted to, purposes other than for the exclusive benefit of Participants and their Beneficiaries; or

(e) Changing any of the rights, duties or powers of the Trustee without the Trustee’s written consent.

An amendment that has the effect of eliminating or reducing an early retirement benefit or a retirement-type subsidy shall be treated as reducing Account balances. In the case of a retirement-type subsidy, the preceding sentence shall apply only with respect to a Participant who satisfies (either before or after the amendment) the pre-amendment conditions for such subsidy.

14.3 Termination by Sponsoring Employer.

The Sponsoring Employer may terminate the Plan by action of its Board of Directors. The Plan shall also terminate upon the merger, liquidation or dissolution of the Sponsoring Employer, the sale of all or substantially all of the Sponsoring Employer’s assets or a judicial declaration that the Sponsoring Employer is insolvent or bankrupt. In any such event arrangements may be made for the Plan to be continued by any successor-in-interest to the Sponsoring Employer.

14.4 Payment of Participant Accounts.

Upon termination or partial termination of the Plan, or complete discontinuance of contributions by all Employers, the right of each affected Participant to the amounts in his or her Accounts at such time shall be 100% vested, and the Plan Administrator shall direct the Trustee to distribute the Accounts of each affected Participant under the provisions of the Plan as soon as administratively feasible.

ARTICLE XV. SPECIAL RULES RELATING TO ACCOUNTS

15.1 Plan Merger, Consolidation or Transfer.

No merger or consolidation of a Plan with, or transfer of Plan assets or liabilities to, any other Qualified Plan will occur unless each Participant would (if such successor plan then terminated) receive a complete payment of his or her Accounts immediately after the merger, consolidation or transfer that is equal to or greater than the complete payment he/she would have been entitled to receive immediately before the merger, consolidation or transfer (if the Plan had then terminated). In the event of such merger, consolidation or transfer, the Trustee may transfer assets of the Plan to the Trustees or funding agent of the successor plan and shall direct such Trustees or agent as to the amounts to be credited to the respective accounts of Participants participating in the successor Qualified Plan. Alternatively, if the Trust is used to fund such successor Qualified Plan, the Trustee will continue to hold such assets for the benefit of such Participants in accordance with the terms of the successor Qualified Plan.

ARTICLE XVI. ADMINISTRATION

16.1 Allocation of Fiduciary Duties.

The Fiduciaries shall have only those specific powers, duties, responsibilities and obligations as are specifically given them under the Plan. In general the Committee shall have the sole authority to appoint and remove the Trustee and any investment manager. The Committee shall have the sole responsibility for the administration of the Plan, which responsibility is specifically described in the Plan and the Trust. The Plan Administrator shall have the duties provided in ERISA. The Trustee shall have the sole responsibility for the administration of the Trust and the management of the assets under the Trust, all as specifically provided in the Trust. Each Fiduciary warrants that any directions given, information furnished, or action taken by it shall be in accordance with the provisions of the Plan and Trust, as the case may be, authorizing or providing for such direction, information or action. Furthermore, each Fiduciary may rely upon any such direction, information or action of another Fiduciary as being proper under this Plan and Trust, and is not required under the Plan or Trust to inquire into the propriety of any such direction, information or action except that each Fiduciary shall not be relieved from liability for a breach of fiduciary responsibility by a Co-Fiduciary under Section 405(a) of Title I of ERISA. It is intended under the Plan and Trust that each Fiduciary shall be responsible for the proper exercise of its own powers, duties, responsibilities and obligations under this Plan.

16.2 Establishment of Committee.

The members of the Committee shall be appointed and removed by the Chief Executive Officer of the Sponsoring Employer.

16.3 Duties of Plan Administrator.

The Plan Administrator shall exercise such authority and responsibility as it deems appropriate in order to comply with ERISA and governmental regulations issued thereunder relating to:

(a) The administration of the Plan;

(b) Reports and notifications to Participants;

(c) Reports to and registration with the Internal Revenue Service;

(d) Annual reports to the Department of Labor; and

(e) Any other actions required by ERISA.

16.4 Powers and Duties of Committee.

The Committee shall have such duties and powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following:

(a) The authority to amend the Plan to the extent that such amendment (i) is necessary or desirable to conform the Plan to applicable law, or (ii) does not materially increase the benefits or anticipated costs associated with the Plan by more than $500,000;

(b) The discretion to construe and interpret the Plan, decide all questions of eligibility and determine the amount, manner and time of payment of any benefits hereunder;

(c) To prescribe procedures to be followed by Participants applying for benefits;

(d) To prepare and distribute, in such manner as the Committee determines to be appropriate, information explaining the Plan and Trust;

(e) To receive from an Employer and from Participants such information as shall be necessary for the proper administration of the Plan and Trust;

(f) To furnish an Employer, upon request, such annual reports with respect to the administration of the Plan as are reasonable and appropriate;

(g) To receive, review and keep on file (as it deems convenient or proper) reports of the financial condition, the receipts and disbursements and the assets of the Trust; and

(h) To appoint or employ individuals to assist in the administration of the Plan and any other agents it deems advisable, including legal counsel, and such clerical, medical, accounting, auditing, actuarial and other services as it may require in carrying out the provisions of the Plan.

16.5 Directions to Trustee from Committee.

The Committee or its designee shall direct the Trustee concerning all payments which shall be made out of the Trust pursuant to the provisions of the Plan provided, that the Committee may make a standing authorization for all such payments. Any direction to the Trustee shall be in writing and may be signed by any member of the Committee or any designee of the Committee.

16.6 Committee Procedure.

The Committee may act at a meeting or by writing without a meeting, by the vote or assent of a majority of its members. The Committee may adopt such bylaws and regulations as it deems desirable for the conduct of its affairs and the administration of the Plan. A dissenting Committee member who, within a reasonable time after he/she has knowledge of any action or failure to act by the majority, registers his or her dissent in writing delivered to the other Committee members, shall not be responsible for any such action or failure to act.

16.7 Information Supplied to Committee by Participants.

The Committee may require a Participant to furnish all pertinent applications, forms and other information requested by such Committee. The Committee may rely upon all such information so furnished to it, including the Participant’s current mailing address.

16.8 Communications Between Committee and Participant.

Each Participant entitled to benefits under the Plan must file with an Employer, in writing, his or her post office address and each change of post office address. Any communication, statement, or notice addressed to such a person at his or her latest post office address as filed with an Employer shall, on deposit in the United States mail with postage prepaid, be binding upon such person for all purposes of the Plan and the Committee shall not be obliged to search for, or to ascertain the whereabouts of, any such person.

16.9 Claims Procedure.

Each Participant or beneficiary believing himself or herself eligible for benefits under this Plan may apply for such benefits by completing and filing with the Plan Administrator an application for benefits in writing. Before the date on which benefit payments commence, each such application must be supported by such information and data as the Plan Administrator deems relevant and appropriate.

If the Plan Administrator or such delegate wholly or partially denies a claim for benefits, the Plan Administrator or, if applicable, its delegate shall, within a reasonable period of time, but no later than ninety (90) days after receipt of the claim, notify the claimant in writing or electronically of the adverse benefit determination. Notice of an adverse benefit determination shall be written in a manner calculated to be understood by the claimant and shall contain (1) the specific reason or reasons for the adverse benefit determination, (2) a specific reference to the pertinent Plan provisions upon which the adverse benefit determination is based, (3) a description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why such material or information is necessary, and (4) an explanation of the Plan’s review procedure and the time limits applicable to such procedure, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination. If the Plan Administrator or its delegate determines that an extension of time is necessary for processing the claim, the Plan Administrator or its delegate shall notify the claimant in writing of such extension, the special circumstances requiring the extension and the date by which the Plan Administrator expects to render the benefit determination. In no event shall the extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period. If notice of the adverse benefit determination of a claim is not furnished in accordance with this subsection (a) within ninety (90) days after the Plan Administrator or its duly authorized delegate receives it (or within one hundred and eighty (180) days after such receipt if the Plan Administrator or its delegate determines an extension is necessary), the claim shall be deemed denied and the claimant shall be permitted to proceed to the review stage described below.

Within sixty (60) days after the claimant receives the written or electronic notice of an adverse benefit determination, or the date the claim is deemed denied pursuant to the above paragraph, or such later time as shall be deemed reasonable in the sole discretion of the Committee taking into account the nature of the benefit subject to the claim and other attendant circumstances, the claimant may file a written request with the Committee that it conduct a full and fair review of the adverse benefit determination, including the holding of a hearing, if deemed necessary by the Committee. In connection with the claimant’s appeal of the adverse benefit determination, the claimant may review pertinent documents and may submit issues and comments in writing. The Committee shall render a decision on the appeal promptly, but not later than sixty (60) days after the receipt of the claimant’s request for review, unless special circumstances (such as the need to hold a hearing, if necessary) require an extension of time for processing, in which case the sixty (60) day period may be extended to one hundred and twenty (120) days. The Committee shall notify the claimant in writing of any such extension, the special circumstances requiring the extension, and the date by which the Committee expects to render the determination on review. The claimant shall be notified of the Committee’s decision in writing or electronically. In the case of an adverse determination, such notice shall (1) include specific reasons for the adverse determination, (2) be written in a manner calculated to be understood by the claimant, (3) contain specific references to the pertinent Plan provisions upon which the benefit determination is based, (4) contain a statement that the claimant is entitled to receive upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits, and (5) contain a statement of the claimant’s right to bring an action under section 502(a) of ERISA. To the extent permitted by law, the decision of the Committee regarding the claim shall be final and conclusive.

Notwithstanding the foregoing, a claimant shall have no right to bring any action at law or in equity regarding a claim for benefits under the Plan, unless and until the claimant exhausts the administrative remedies under the Plan and his or her rights to review under this Section 16.9 in accordance with the time frames set forth herein. No action at law or in equity shall be brought to recover benefits under the Plan more than two years following the date of the final adverse benefit determination of the claimant’s appeal of the denial of his or her claim for benefits. Notwithstanding the foregoing, if the applicable, analogous Michigan statute of limitations has run or will run before the aforementioned two year period, the Illinois statute of limitations shall control. In addition, no action at law or in equity shall be brought in connection with the Plan except in the United States District Court for the Western District of Michigan.

16.10 Expenses.

Expenses incurred by the Plan Administrator or the Trustee in the administration of the Plan and the Trust, such compensation to the Trustee as may be agreed upon in writing from time to time between the Sponsoring Employer and the Trustee and all other proper charges and expenses of the Plan Administrator or the Trustee and of their agents shall be paid by the Sponsoring Employer or at its direction from the Trust. Any administrative expense paid to the Trust as a reimbursement shall not be considered an Employer contribution to the Plan.

16.11 Fiduciary Duty.

Each Fiduciary will perform its duties under the Plan and Trust:

(a) Solely in the interest of Participants and Beneficiaries;

(b) For the exclusive purpose of providing benefits to Participants and Beneficiaries and defraying reasonable expenses of the Plan and Trust; and

(c) With the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of like character and with like aims.

ARTICLE XVII. MISCELLANEOUS

17.1 Rights in Trust.

No person has any right to, or interest in, any assets of the Trust, except as provided under the Plan. All payments provided for in the Plan will be made solely out of the assets of the Trust and neither the Plan Administrator, the Trustee nor the Employer assumes any liability or responsibility for such payments.

17.2 Limitation of Participant Rights.

The adoption and maintenance of the Plan and the Trust by an Employer shall not be construed as giving any Participant or other person any legal or equitable right against an Employer or the Trustee other than his or her rights as a Participant, or as creating or modifying the terms of employment of any Participant.

17.3 Non-Alienation.

Subject to the Plan’s provisions concerning loans and Qualified Domestic Relations Orders, and except as may be otherwise required by a federal tax lien or as permitted under Code Section 401(a)(13), amounts payable under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, prior to actually being received by the person entitled to such amount under the terms of the Plan, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to payment under the Plan will be void.

17.4 Notices.

Any communication, statement or notice addressed and mailed, postage prepaid, to a Participant or Beneficiary at his or her last Post Office address filed with the Plan Administrator will be effective notice upon such person for all purposes of the Plan, and neither the Plan Administrator, the Trustee nor any Employer will be obligated to search for or locate any such person.

17.5 Severability.

If any provision of this Plan is held illegal or invalid for any reason, such illegality or invalidity will not affect the remaining provisions; instead, each provision is fully severable and the Plan will be construed and enforced as if any illegal or invalid provision had never been included.

17.6 Governing Law.

To the extent not superseded by federal law, the laws of the State of Michigan shall be controlling in all matters relating to the Plan.

ARTICLE XVIII. TOP-HEAVY RULES

18.1 Minimum Contribution for Top-Heavy Plans.

For each Plan Year during which the Plan is Top-Heavy and an Employer maintains two or more defined contribution plans, the minimum contribution shall be made as follows: First to this Plan, then to other defined contribution plans. For purposes of determining whether the Plan is Top-Heavy, the following definitions apply:

(a) “Determination Date” means, for any Plan Year subsequent to the first Plan Year, the last day of the preceding Plan Year. For the first Plan Year of newly established plans, the Determination Date means the last day of that year.

(b) “Permissive Aggregation Group” means the Required Aggregation Group plus any other Qualified Plans of the Employer that, when considered with the Required Aggregation Group, would continue to satisfy the requirements of Code Sections 401(a)(4) and 410(b).

(c) “Required Aggregation Group” means each Qualified Plan of the Employer in which at least one Key Employee participates or participated at any time during the Plan Year containing the Determination Date (regardless of whether the plan has terminated) and any other Qualified Plan that enables any plan in which a Key Employee participates to meet the requirements of Code Section 401(a)(4) or 410(b).

(d) “Top-Heavy” means with respect to any Plan Year that any one of the following conditions exists:

(i) The Top-Heavy Ratio for the Plan exceeds 60%, and the Plan is not part of a Required Aggregation Group or Permissive Aggregation Group.

(ii) The Plan is part of a Required Aggregation Group but not part of a Permissive Aggregation Group, and the Top-Heavy Ratio for the Required Aggregation Group exceeds 60%.

(iii) The Plan is part of a Required Aggregation Group and part of a Permissive Aggregation Group, and the Top-Heavy Ratio for the Permissive Aggregation Group exceeds 60%.

(e) “Top-Heavy Ratio” means:

(i) The Top-Heavy Ratio for the Plan, or any Required or Permissive Aggregation Group, as appropriate, is a fraction, the numerator of which is the sum of account balances under the aggregated Qualified Defined Contribution Plans of the Employer (including the Plan and any “simplified employee pension plan” as defined in Code Section 408(k)) for all Key Employees computed in accordance with Code Section 416 as of the Determination Date, and the denominator of which is the sum of the account balances under the aggregated Qualified Defined Contribution Plans (including the Plan and any “simplified employee pension plan” as defined in Code Section 408(k)) for all Participants determined in accordance with Code Section 416 as of the Determination Date, all in accordance with Code Section 416 and applicable Treasury Regulations. Both the numerator and denominator of the Top-Heavy Ratio are adjusted for distributions made with respect to the Employee under the Plan and any plan aggregated with the Plan under Code Section 416(g)(2) during the 1-year period ending on the Determination Date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Code Section 416(g)(2)(A)(i). In the case of a distribution made for a reason other than severance from employment, death, or disability, this provision shall be applied by substituting 5-year period for 1-year period. Both the numerator and denominator of the Top-Heavy Ratio are increased to reflect any Employer contributions that are due but unpaid as of the Determination Date, but that are required to be taken into account as such under Code Section 416 and applicable Treasury Regulations.

(ii) For purposes of subparagraph (i), the value of account balances will be determined on the Determination Date. The account balances of a Participant who (1) is not a Key Employee but who was a Key Employee in a prior Plan Year or (2) has not performed services for the Employer maintaining this Plan at any time during the one-year period described in subparagraph (i), will be disregarded. The calculation of the Top-Heavy Ratio and the extent to which payments, rollovers and transfers are taken into account will be made in accordance with Code Section 416 and applicable Treasury Regulations. Deductible employee contributions will not be taken into account for purposes of computing the Top-Heavy Ratio. When aggregating plans, the value of account balances and accrued benefits will be calculated with reference to the Determination Dates that fall within the same calendar year.

18.2 Additional Definitions for This Article.

The following terms shall have the following meanings when used in this Article or elsewhere in the Plan:

(a) Minimum Contribution. “Minimum Contribution” means an Employer contribution determined in accordance with the following rules as to a particular Plan Year:

(i) Except as otherwise provided under this paragraph, Employer contributions allocated on behalf of each Participant shall not be less than 3% of the Participant’s Compensation (or, if less, the largest percentage of Employer contributions, as a percentage of the first $150,000 of the Key Employee’s Compensation, allocated on behalf of any Key Employee for that Plan Year).

(ii) The Minimum Contribution shall be made even though, under other Plan provisions, the Participant would not otherwise be entitled to receive an allocation (or would have received a lesser allocation) for the Plan Year because of the Participant’s failure to be employed on the last day of the Plan Year. The Minimum Contribution shall not be made for a Participant to the extent that the Participant is covered under another Qualified Plan of the Employer when this Section provides that the minimum contribution/benefit requirements of Code Section 416 shall be satisfied by such other Qualified Plan(s).

(iii) Employer matching contributions shall be taken into account for purposes of satisfying the minimum contribution requirements of Code Section 416(c)(2) and the Plan. The preceding sentence shall apply with respect to matching contributions under the Plan or, if the Plan provides that the minimum contribution requirement shall be met in another plan, such other plan. Matching contributions that are used to satisfy the minimum contribution requirements shall be treated as Matching Contributions for purposes of the Actual Contribution Percentage test and other requirements of Code Section 401(m).

PERRIGO COMPANY

By:	Mike Stewart

Its:	Senior Vice President, Global Human Resources

Date:	12/06/13

APPENDIX A

PROVISIONS APPLICABLE TO

CLAY PARK PLAN

MONEY PURCHASE ACCOUNTS

A-1 Purpose. Effective July 1, 2006, former participants in the Clay Park Labs, Inc. 401(k) Plan (the “Clay Park Plan”) became eligible to participate in the Plan. The assets of the Clay Park Plan were transferred to this Plan as soon as administratively practicable thereafter. Such transferred assets included certain frozen “Money Purchase Account” assets. The purpose of this Appendix A is to set forth rules that shall apply solely to the transferred Money Purchase Accounts and earnings thereon.

A-2 Plan Provisions Superseded. Notwithstanding any provision of the Plan to the contrary, if the value of a Participant’s Money Purchase Account exceeds $5,000 as of the date distribution is to be made, the provisions of this Appendix A shall apply to distribution of such Money Purchase Account. If a Participant’s Money Purchase Account is $5,000 or less, the distribution and pre-retirement survivor annuity provisions of this Appendix A shall not apply and the normal distribution provisions of the Plan shall govern any distribution; provided, however, the prohibition on loans and in-service withdrawals set forth in Sections A-5 and A-6 below shall apply to all Money Purchase Accounts, regardless of the balance in such Account.

A-3 Normal Form of Distribution. This Section A-3 shall apply to Participants’ Money Purchase Accounts only and shall take precedence over any conflicting provision in this Plan. Unless a Participant elects to have his or her Money Purchase Account paid in a form of distribution described in Section 9.2 of the Plan pursuant to a Waiver made during the Election Period (subject to Spousal consent if applicable), the Money Purchase Account of a Participant shall be paid in the form of a Qualified Joint & Survivor Annuity.

A-4 Death Prior to Annuity Starting Date. Unless the Participant has filed a Waiver during the Election Period, if a Participant dies before his or her Annuity Starting Date with a Surviving Spouse, the Participant’s Money Purchase Account shall be paid in the form of a Preretirement Survivor Annuity for the life of the Surviving Spouse; provided, however, following the Participant’s death the Surviving Spouse may elect to receive payment of the Participant’s Money Purchase Account in a lump sum or installments, as described in Section 9.2 of the Plan.

A-5 Prohibition on Loans. Notwithstanding any provision of the Plan to the contrary, in no event shall a Participant be permitted to borrow under Section 11.1 from his or her Money Purchase Account. If the Participant previously received a loan from his or her Money Purchase Account under the Clay Park Plan, loan repayments of the amount borrowed, plus interest, shall be credited to the Money Purchase Account under the Plan, but no new or additional loans will be permitted.

A-6 No Withdrawals Prior to Termination of Employment. Notwithstanding Article 12 or any other provision of the Plan to the contrary, Money Purchase Accounts may not be withdrawn prior to a Participant’s Termination Date.

A-7 Defined Terms. Unless otherwise defined by the Plan, the following definitions shall apply to this Appendix A:

(1) “Annuity Starting Date” means the first day of the first period for which an amount is payable as an annuity or in any other form.

(2) “Election Period” shall mean, with respect to the filing of a Waiver of the Qualified Joint and Survivor Annuity, the period commencing at least 30 and not more than 90 days prior to the Annuity Starting Date and after the Waiver Information has been provided to the Participant and, if applicable, Spouse. Waiver Information may also be provided less than 30 days before the Annuity Starting Date, provided that the Participant is given 30 days to consider his or her options and the opportunity to revoke his or her election until the Annuity Starting Date, or 7 days after the Waiver Information is provided, whichever is later. With respect to the filing of a Waiver of the Preretirement Survivor Annuity, “Election Period” shall mean the period which begins on the first day of the Plan Year during which the Participant attains age 35 and ending on the date of the Participant’s death; provided that the “Election Period” shall begin no later than the Participant’s Termination Date with respect to the balance in the Participant’s Money Purchase Account as of such Termination Date.

(3) “Qualified Joint and Survivor Annuity” shall mean, with respect to a Participant who has a Spouse on his or her Annuity Starting Date, an annuity which shall pay equal monthly installments to the Participant for life and upon his or her death shall provide monthly payments for the life of the Participant’s Surviving Spouse in an amount equal to at least fifty percent (50%) and not more than one hundred percent (100%) of the monthly amount payable to the Participant under such annuity during the joint lives of the Participant and the Participant’s Surviving Spouse; and shall mean with respect to a Participant who does not have a Spouse on his or her Annuity Starting Date, a single life annuity providing for monthly payments for the life of the Participant with no survivor benefits.

(4) “Preretirement Survivor Annuity” shall mean an annuity for the life of the Participant’s Surviving Spouse that shall be purchased with the balance of the Participant’s Money Purchase Account, determined as of the Valuation Date coincident with or next preceding the date of the Participant’s death.

(5) “Spouse” shall mean the person to whom the Participant was legally married at the time of reference; provided that the Plan Administrator may, but is not required to, rely on the Participant’s written statement under paragraph A-9 as to the existence and identity of a Spouse.

(6) “Surviving Spouse” shall mean a Spouse who was married to the Participant for the twelve month period immediately preceding the earlier of the date of the Participant’s death or the Participant’s Annuity Starting Date and who is living on the day following the date of the Participant’s death. For purposes of the Qualified Joint and Survivor Annuity, if a Participant and Spouse marry during the twelve month period immediately preceding the Participant’s Annuity Starting Date, and are married for at least a twelve month period ending on or before the Participant’s death, such Spouse shall be deemed to be the Participant’s Surviving Spouse.

(7) “Waiver” shall mean the written election by both the Participant and his or her Spouse, which is witnessed by a notary public or a Plan representative and which is filed with the Plan Administrator during the applicable Election Period and is not revoked at the time of reference, not to receive the Participant’s Money Purchase Account in the form of a Qualified Joint and Survivor Annuity and/or in the form of a Preretirement Survivor Annuity; provided that the Participant and his or her Spouse acknowledge in the election the effect of such election. This Waiver need not be executed by the Spouse if there is no Spouse or if it is established to the Plan Administrator’s satisfaction that the Spouse cannot be located.

(8) “Waiver Information” shall mean the written explanation from the Plan Administrator to the Participant and Spouse, prepared in non-technical language, of the terms and conditions of the Qualified Joint and Survivor Annuity and/or the Preretirement Survivor Annuity, the financial effect of filing a Waiver upon the Participant’s benefits payable from the Money Purchase Account and the Spouse’s rights to such benefits, the right to make, and the effect of, a revocation of a Waiver if one has been filed, and the rights of the Participant’s Spouse to the Joint and Survivor Annuity and the Preretirement Survivor Annuity hereunder. Such Waiver Information with respect to the Preretirement Survivor Annuity shall be provided by the Plan Administrator to each Participant with a Money Purchase Account within the period beginning on the first day of the Plan Year in which the Participant attains age 32 and ending on the last day of the Plan Year in which the Participant attains age 35.

A-8 Revocation of Waiver. Notwithstanding any provision hereof to the contrary, each Participant who has filed a Waiver of the Qualified Joint and Survivor Annuity or a Waiver of the Preretirement Survivor Annuity may file a written revocation of such Waiver with the Plan Administrator at any time prior to the close of the Election Period, and may thereafter file a new Waiver prior to the close of the Election Period in the same manner and to the same extent as though no prior Waiver(s), or revocation(s) or reelection(s) thereof, had been filed. Whenever there is reference in this Plan to the filing of a Waiver or a revocation or reelection thereof, it shall be deemed to refer to the status of the Participant and his or her Spouse with respect to such filing at the time of reference. Spousal consent to a Waiver may not be revoked.

A-9 Information. Each Participant with a Money Purchase Account shall be required to file, and keep current, a statement of the Participant’s marital status, and the identity of his or her Spouse (if any), and the Plan Administrator may (but is not required to) rely entirely on such statement (and under no circumstances shall such reliance be a breach of fiduciary responsibility) for all purposes hereof, it being the intention that the Plan Administrator shall not be required at any time to inquire into the validity of any marriage, the effectiveness of a common-law relationship or the claim of any alleged Spouse which is inconsistent with the Participant’s representation of marital status and the identity of the Participant’s Spouse, on the written statement.

A-10 Purchase of Annuity Contracts. If any amount is to be paid in the form of an annuity under this Appendix A, the Plan Administrator shall obtain quotes for the purchase of the annuity from at least two (2) insurance companies, and shall purchase from among such quoted annuities the annuity that shall provide the highest monthly benefit to the Participant or his or her Surviving Spouse, as applicable.

APPENDIX B

ROTH 401(k) CONTRIBUTIONS

B-1 Effective Date. This Appendix B is effective June 1, 2007 (the “Appendix B Effective Date”).

B-2 General Provisions. A Participant may elect to designated all or a portion of his or her contributions to the Plan as Roth Contributions in accordance with the following:

(b)	As of the Appendix B Effective Date, a Participant may elect to have his or her Compensation reduced and contributed to the Plan as a Roth Contribution. Any such election, and any changes to such election, shall be made in accordance with the rules applicable to Salary Deferral Contribution elections, as set forth in Sections 4.1 and 4.2 of the Plan. A Participant may elect to make both Roth Contributions and Salary Deferral Contributions; provided, however, in no event, may the combined amount of Roth Contributions plus the amount of Salary Deferral Contributions exceed 50% of the Participant’s Compensation, or the limitations of Code Sections 402(g) and 402A(c)(2).

(c)	As of the Appendix B Effective Date, a Participant may make a Roth Rollover Contribution to the Plan, in accordance with rules established by the Committee.

(d)	A Participant’s Roth Contributions and Roth Rollover Contributions will be allocated to separate accounts maintained for such contributions as described in Section B-2 of this Appendix B.

(e)	Unless specifically provided otherwise, Roth Contributions will be treated as Salary Deferral Contributions for all purposes under the Plan.

(f)	Notwithstanding subsection (a) above, the automatic enrollment feature described in Section 4.1(a) of the Plan is not applicable to Roth Contributions.

B-3 Separate Accounting.

(a)	Contributions and withdrawals of Roth Contributions and Roth Rollover Contributions will be credited and debited to a Roth Contribution Account and Roth Rollover Contribution Account, respectively, maintained for each Participant who has elected to have the Employer make Roth Contributions to the Plan out of his or her Compensation or has made a Roth Rollover Contribution to the Plan.

(b)	The Plan will maintain a record of the amount of Roth Contributions or Roth Rollover Contributions allocated to each Participant’s Roth Contributions Account or Roth Rollover Contribution Account.

(c)	Gains, losses, and other credits or charges shall be separately allocated on a reasonable and consistent basis to each Participant’s Roth Contributions Account, Roth Rollover Contribution Account and the Participant’s other Accounts under the Plan.

(d)	No contributions other than Roth Contributions and properly attributable earnings will be credited to each Participant’s Roth Contributions Account. Similarly, no contributions other than Roth Rollover Contributions and properly attributable earnings will be credited to each Participant’s Roth Rollover Contribution Account.

B-4 Direct Rollovers.

(a)	Notwithstanding any other provision of the Plan to the contrary, a direct rollover of a distribution from a Roth Contribution Account under the Plan will only be made to another Roth contribution account under an applicable retirement plan described in Code Section 402A(e)(1) or to a Roth IRA described in Code Section 408A, and only to the extent the rollover is permitted under Code Section 402(c).

(b)	Notwithstanding any other provision of the Plan, unless otherwise provided by the Committee, the Plan will accept a rollover contribution to a Roth Rollover Contribution Account only if it is a direct rollover from another Roth contribution account under an applicable retirement plan as defined in Code Section 402A(e)(1) and only to the extent the rollover is permitted under the rules of Code Section 402(c).

(c)	Eligible rollover distributions from a Participant’s Roth Contribution Account and Roth Rollover Account shall be taken into account in determining whether the total amount of the Participant’s Account balance under the Plan exceeds the $1,000 automatic cash out limit under Section 9.3 of the Plan.

B-5 Correction of Excess Elective Deferrals. In order to correct Excess Elective Deferrals, the Plan will first distribute Salary Deferral Contributions and earnings thereon and, only to the extent necessary, any Roth Contributions made during the calendar year.

B-6 Loans. For purposes of loans under Article XI, Roth Contributions and Roth Rollover Contributions will be included in the calculation of the maximum amount available for a loan, but excluded as a source for loans.

B-7 Distributions.

(a)	Benefits. For purposes of Article IX, Roth Contributions shall be treated in the same manner as Salary Deferral Contributions.

(b)	Qualified Distribution. Distributions from a Roth Contribution Account shall not be subject to taxation if the distribution is a qualified distribution, as described in Code Section 402A(d)(2) and the Treasury Regulations thereunder. Notwithstanding anything herein to the contrary, the taxation of any distribution from the Roth Contributions Account shall be consistent with the Treasury Regulations under Code Section 402A.

B-7 Hardship Distributions.

For purposes of hardship withdrawal provisions of Section 12.1, a Participant’s Roth Contributions shall not be available for distribution. Any hardship distribution shall be from a Participant’s Salary Deferral Account and Transfer Account in accordance with Section 12.1.